Exhibit 99.1

NEWS RELEASE

Contact:
Earl Posey
(210) 293-7918
www.globalscape.com

GlobalSCAPE Closes Private Placement

SAN ANTONIO, TEXAS, November 17, 2006 – GlobalSCAPE (OTCBB:GSCP), a leading developer of secure server and Enhanced File Transfer (EFT) Management solutions and WAFS, today announced it closed a private placement through the issuance of 1,352,000 shares of common stock and warrants to purchase 1,352,000 shares of common stock to institutional investors at a price of $2.50 per share for gross proceeds of $3,380,000.  The warrants will expire on May 17, 2011 and have an initial exercise price of $3.15 per share.  In addition, Thomas W. Brown, the Chairman of the Board, and David L. Mann, a member of the Company’s board of directors, sold a total of 2,028,000 shares of common stock, at a price of $2.50 per share in a private transaction with the same investors.

America’s Growth Capital of Boston, Massachusetts acted as exclusive placement agent for these transactions.

GlobalSCAPE intends to use the proceeds it received from the private placement for general corporate purposes, including repayment of amounts outstanding under its loan agreement with Silicon Valley Bank.

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from applicable registration requirements.

 “As announced at our annual shareholders meeting in June, one of our key goals was to diversify the stock ownership of the Company,” stated Randy Poole, President and CEO. ”As a result of this private placement, a total of 3,380,000 shares are now owned by several institutional investors from coast to coast.  If all warrants are exercised at $3.15 that will add another 1,352,000 to that total.”

About GlobalSCAPE

GlobalSCAPE is a leading provider of managed and secured file transfer(EFT), wide area file services(WAFS), and continuous data protection software(CDP). Virtually all of the Fortune 100 use GlobalSCAPE products to secure and accelerate their data exchange.  GlobalSCAPE’s innovative managed file transfer solution, Enhanced File Transfer(EFT), enables all types of organizations to speed and automate the secure storage and movement of their data across the corporate firewall to external entities, and help them comply with government mandates such as HIPAA, Sarbanes-Oxley, and GLBA. GlobalSCAPE’s Wide Area File Services(WAFS) deliver transparent, secure file replication that allows companies with branch offices across large geographic distances to replicate files within the corporate firewall to provide local file access speeds to each office, while reducing network utilization and maintaining file coherence and lock semantics. Continuous Data Protection(CDP) is GlobalSCAPE’s real-time, continuous data backup solution that assures that any information on the network, even on distributed and remote servers, can be restored from any point in time in event of data loss.  GlobalSCAPE is headquartered in San Antonio, TX.  For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).